FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of July 28, 2009, to the Custody Agreement, dated as of June 26, 2007 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the PMC Large Cap Growth Fund, the PMC Large Cap Value Fund, the PMC Small Cap Core Fund, the PMC International Equity Fund, the PMC Core Fixed Income Fund and U.S. BANK, N.A., a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and the Custodian desire to add the PMC Diversified Equity Fund; and

WHEREAS, Article 14.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK, N.A.

By: /s/ John P. Buckel	By: /s/ Michael R. McVoy

Printed Name: John P. Buckel	Printed Name: Michael R. McVoy

Title: Vice President	Title: Vice President

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Exhibit C
to the
Custody Agreement

Separate Series of Trust for Professional Managers

Name of Series	Date Added
PMC Large Cap Growth Fund	July 24, 2007
PMC Large Cap Value Fund	July 24, 2007
PMC Small Cap Core Fund	July 24, 2007
PMC International Equity Fund	July 24, 2007
PMC Core Fixed Income Fund	July 24, 2007
PMC Diversified Equity Fund	on or after July 28, 2009

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